

                                                               EXHIBIT 11.1

                           EXPERT SOFTWARE, INC.

           STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE
            FOR THE YEARS ENDED DECEMBER 31,1996, 1995 AND 1994
                   (in thousands, except per share data)



                                        1996        1995        1994
                                     ----------  ----------  ----------

Net income (loss)...................  $(10,281)    $(2,185)     $2,333
Less preferred stock dividends......       --          (41)       (132)
                                     ----------  ----------  ----------
Income (loss) applicable to common
stock...............................  $(10,281)    $(2,226)     $2,201
                                     ==========  ==========  ==========

Weighted average common shares
outstanding.........................     7,482       6,708       5,105
Dilutive stock options..............       268         445         690
                                     ----------  ----------  ----------

Weighted average number of common
stock and common stock equivalents
for primary earnings per share......     7,750       7,153       5,795
                                     ==========  ==========  ==========

Net income (loss) per share.........   $(1.33)      $(.31)       $.38
                                     ==========  ==========  ==========
